Exhibit 99(q)

FIRST AMERICAN FUNDS, INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned persons hereby constitute and appoint Eric J. Thole, Richard J. Ertel, and James D. Palmer, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form N-1A of the above-referenced investment companies, and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Richard K. Riederer	Chair	September 17, 2019
Richard K. Riederer

/s/ David K. Baumgardner	Director	September 17, 2019
David K. Baumgardner

/s/ Mark E. Gaumond	Director	September 17, 2019
Mark E. Gaumond

/s/ Roger A. Gibson	Director	September 17, 2019
Roger A. Gibson
/s/ Jennifer J. McPeek	Director	September 17, 2019
Jennifer J. McPeek
/s/ C. David Myers	Director	September 17, 2019
C. David Myers
/s/ P. Kelly Tompkins	Director	September 17, 2019
P. Kelly Tompkins